EXHIBIT C

                               BROKERS AND FINDERS

         In accordance with the Letter of Agreement that follows, Genesis has agreed to pay a finders fee of $20,000 to North Pacific Ventures, LLC, and North Pacific Ventures has agreed to accept $20,000 for the finders fee. Genesis will make the $20,000 payment to North Pacific Ventures LLC within five days of the Closing Date upon delivery by North Pacific Ventures LLC of a full, complete and unconditional release.